                                                                     EXHIBIT 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              QUINTUS CORPORATION,

                            RIBEYE ACQUISITION CORP.,

                                ACUITY CORP. AND

                  THE UNDERSIGNED STOCKHOLDERS OF ACUITY CORP.


                               SEPTEMBER 10, 1999

                               TABLE OF CONTENTS

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
ARTICLE I  THE MERGER.........................................................................................    1
         1.1  The Merger......................................................................................    1
         1.2  Closing; Effective Time.........................................................................    2
         1.3  Effect of the Merger............................................................................    2
         1.4  Certificate of Incorporation; Bylaws............................................................    2
         1.5  Directors and Officers..........................................................................    2
         1.6  Effect on Capital Stock.........................................................................    2
         1.7  Surrender of Certificates.......................................................................    5
         1.8  No Further Ownership Rights in Target Capital Stock.............................................    7
         1.9  Lost, Stolen or Destroyed Certificates..........................................................    7
         1.10  Tax Consequences...............................................................................    7
         1.11  Exemption from Registration....................................................................    8
         1.12  Taking of Necessary Action; Further Action.....................................................    8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TARGET..........................................................    8
         2.1  Organization, Standing and Power................................................................    8
         2.2  Capital Structure...............................................................................    9
         2.3  Authority.......................................................................................   10
         2.4  Financial Statements............................................................................   10
         2.5  Absence of Certain Changes......................................................................   11
         2.6  Absence of Undisclosed Liabilities..............................................................   11
         2.7  Accounts Receivable.............................................................................   11
         2.8  Litigation......................................................................................   12
         2.9  Restrictions on Business Activities.............................................................   12
         2.10  Governmental Authorization.....................................................................   12
         2.11  Title to Property..............................................................................   12
         2.12  Intellectual Property..........................................................................   13
         2.13  Environmental Matters..........................................................................   13
         2.14  Taxes..........................................................................................   14
         2.15  Employee Benefit Plans.........................................................................   16
         2.16  Employees and Consultants......................................................................   18
         2.17  Related-Party Transactions.....................................................................   19
         2.18  Insurance......................................................................................   20
         2.19  Compliance with Laws...........................................................................   20
         2.20  Brokers' and Finders' Fees.....................................................................   20
         2.21  Voting Agreement; Irrevocable Proxies..........................................................   20
         2.22  Vote Required..................................................................................   20
         2.23  Trade Relations................................................................................   20
         2.24  Customers and Suppliers........................................................................   20
         2.25  Material Contracts.............................................................................   21
         2.26  No Breach of Material Contracts................................................................   22
         2.27  Third-Party Consents...........................................................................   22


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
         2.28  Minute Books...................................................................................   22
         2.29  Complete Copies of Materials...................................................................   23
         2.30  Year 2000 Compliance...........................................................................   23
         2.32  Representations Complete.......................................................................   23

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB........................................   23
         3.1  Organization, Good Standing and Qualification...................................................   24
         3.2  Capitalization and Voting Rights................................................................   24
         3.3  Subsidiaries....................................................................................   25
         3.4  Authority.......................................................................................   25
         3.5  Litigation......................................................................................   26
         3.6  Proprietary Information and Employee Stock Purchase Agreements..................................   26
         3.7  Patents and Trademarks..........................................................................   26
         3.8  Compliance with Other Instruments...............................................................   27
         3.9  Agreements; Action..............................................................................   27
         3.10  Related Party Transactions.....................................................................   27
         3.11  Permits........................................................................................   28
         3.12  Environmental and Safety Laws..................................................................   28
         3.13  Manufacturing and Marketing Rights.............................................................   28
         3.14  Registration Rights............................................................................   28
         3.15  Title to Property and Assets...................................................................   28
         3.16  Financial Statements...........................................................................   28
         3.17  Changes........................................................................................   29
         3.18  Employee Benefit Plans.........................................................................   30
         3.19  Tax Returns, Payments and Elections............................................................   31
         3.20  Insurance......................................................................................   31
         3.21  Labor Agreements and Actions...................................................................   32
         3.22  Real Property Holding Company..................................................................   32
         3.23  Representations Complete.......................................................................   32
         3.24  Brokers' and Finders' Fees.....................................................................   32

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...............................................................   32
         4.1  Conduct of Business of Target and Acquiror......................................................   32
         4.2  Conduct of Business of Target...................................................................   33
         4.3  Notices.........................................................................................   35

ARTICLE V  ADDITIONAL AGREEMENTS..............................................................................   36
         5.1  No Solicitation.................................................................................   36
         5.2  Preparation of Information Statement............................................................   36
         5.3  Stockholders Meeting or Consent Solicitation....................................................   37
         5.4  Access to Information...........................................................................   37
         5.5  Confidentiality.................................................................................   37
         5.6  Public Disclosure...............................................................................   38
         5.7  Consents........................................................................................   38
         5.8  Update Disclosure; Breaches.....................................................................   38
         5.9  Voting Agreement................................................................................   38


                                       ii
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
         5.10  Legal Requirements.............................................................................   41
         5.11  Tax-Free Reorganization........................................................................   41
         5.12  Stock Options..................................................................................   41
         5.13  Fairness Hearing...............................................................................   42
         5.14  Escrow Agreement...............................................................................   42
         5.15  Additional Agreements; Best Efforts............................................................   42
         5.16  Employee Benefits..............................................................................   42
         5.17  Market Stand-Off Agreement.....................................................................   42
         5.18  Delivery of Financial Information..............................................................   43
         5.19  Koz Inc. Stock Distribution....................................................................   43

ARTICLE VI  CONDITIONS TO THE MERGER..........................................................................   44
         6.1  Conditions to Obligations of Each Party to Effect the Merger....................................   44
         6.2  Additional Conditions to Obligations of Target..................................................   45
         6.3  Additional Conditions to the Obligations of Acquiror............................................   45

ARTICLE VII  TERMINATION, EXPENSES, AMENDMENT AND WAIVER......................................................   47
         7.1  Termination.....................................................................................   47
         7.2  Effect of Termination...........................................................................   48
         7.3  Expenses and Termination Fees...................................................................   48
         7.4  Amendment.......................................................................................   48
         7.5  Extension; Waiver...............................................................................   48

ARTICLE VIII  ESCROW AND INDEMNIFICATION......................................................................   48
         8.1  Survival of Representations, Warranties and Covenants...........................................   48
         8.2  Indemnity.......................................................................................   49
         8.3  Escrow Fund.....................................................................................   49
         8.4  Damage Threshold................................................................................   50
         8.5  Escrow Period...................................................................................   50
         8.6  Claims upon Escrow Fund.........................................................................   50
         8.7  Objections to Claims............................................................................   51
         8.8  Resolution of Conflicts; Arbitration............................................................   51
         8.9  Stockholders' Agent.............................................................................   52
         8.10  Distribution Upon Termination of Escrow Period.................................................   53
         8.11  Actions of the Stockholders' Agent.............................................................   53
         8.12  Third-Party Claims.............................................................................   53
         8.13  Maximum Liability and Remedies.................................................................   54

ARTICLE IX  GENERAL PROVISIONS................................................................................   54
         9.1  Notices.........................................................................................   54
         9.2  Interpretation..................................................................................   55
         9.3  Counterparts....................................................................................   56
         9.4  Entire Agreement; No Third Party Beneficiaries..................................................   56
         9.5  Severability....................................................................................   56
         9.6  Remedies Cumulative.............................................................................   56
         9.7  Governing Law...................................................................................   56
         9.8  Assignment......................................................................................   57


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
         9.9  Rules of Construction...........................................................................   57

SCHEDULES

Target Disclosure Letter
Acquiror Disclosure Letter
Option Schedule

EXHIBITS

Exhibit A - Certificate of Merger
Exhibit B - Compensation Agreement
Exhibit C - Escrow Agreement
Exhibit D - Acquiror's Legal opinion
Exhibit E - Target's Legal opinion
Exhibit F - FIRPTA Notice
Exhibit G - Target Notice to Internal Revenue Service
Exhibit H   Restated Certificate of Incorporation
Exhibit I   Investors Rights Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

            This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 10, 1999, by and among Quintus Corporation, a Delaware corporation ("Acquiror"), Ribeye Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), Acuity Corp., a Delaware corporation ("Target"), Andrew Busey as "Stockholders' Representative," and each of the undersigned affiliates of Target (each an "Affiliate" and collectively the "Affiliates").

                                   RECITALS

            A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger").

            B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("Target Capital Stock"), shall be converted into shares of capital stock of Acquiror ("Acquiror Capital Stock"), as set forth below.

            C. Target, Acquiror, Merger Sub and the Affiliates desire to make certain representations and warranties and other agreements in connection with the Merger.

            D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

            F. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain of the stockholders of Target are entering into an agreement to vote the shares of Target's Capital Stock owned by such person to approve the Merger and against any competing proposals.

            NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian in Menlo Park, California, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4   Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

                  (a) Conversion of Target Capital Stock. The "Total Consideration" shall equal the number of shares of Acquiror Capital Stock to be issued pursuant to this Section 1.6 plus the number of shares of Acquiror Capital Stock to be reserved for issuance upon exercise of unexpired and unexercised (whether vested or unvested and assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) Target Options (the "Target Option Reserve") and Target Warrants (each as defined below) following consummation of the Merger. The Total Consideration shall equal the product of
(i) 0.2195121 and (ii) the sum of (A) the total number of outstanding shares of Acquiror Capital Stock on an as-if-converted basis ("Acquiror Outstanding Stock") as of the Exchange Ratio Date (as defined below) and (B) the total number of shares of Acquiror Capital Stock issuable pursuant to the exercise of outstanding options or other rights to acquire by purchase, exchange, conversion or otherwise Acquiror Stock ("Acquiror Options") and outstanding warrants for Acquiror Stock ("Acquiror Warrants") as of the Exchange Ratio Date. The "Total Target Consideration" shall equal the product of (0.985) and the Total Consideration. The "Financial Advisor Fee" shall equal the product of (0.015) and the Total Consideration. The "Exchange Ratio" shall equal that number derived by dividing the Total Target Consideration by the sum of the total number of shares of Target Common Stock (as defined below) outstanding on an as-if-converted basis ("Target Outstanding Stock") as of the Exchange Ratio Date and the number of shares of Target Common Stock issuable pursuant to the exercise of the Target Options and Target Warrants outstanding as of the Exchange Ratio Date. The Exchange Ratio Date shall be the business day immediately preceding the Effective Date.

            At the Effective Time, each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Target Capital Stock to be cancelled pursuant to Section 1.6(b) and (ii) shares of Target Capital Stock held by persons who have not approved by vote or written consent the Merger and with respect to which shares such persons remain entitled to exercise dissenters' rights in accordance with Section 262 of the Delaware Law (collectively, the "Dissenting Shares")) will be converted automatically into the right to receive shares of Acquiror Capital Stock as follows:

            - each share of common stock of Target ("Target Common Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Common Stock equal to the Exchange Ratio;

            - each share of Series A Preferred Stock of Target ("Target Series A Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-1 Preferred Stock equal to the Exchange Ratio;

            - each share of Series B-1 Preferred Stock of Target ("Target Series B-1 Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-2 Preferred Stock equal to the Exchange Ratio

            - each share of Series B-2 Preferred Stock Preferred Stock of Target ("Target Series B-2 Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-3 Preferred Stock equal to the Exchange Ratio

            - each share of Series C Preferred Stock of Target ("Target Series C Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-4 Preferred Stock equal to the Exchange Ratio;

            - each share of Series D Preferred Stock of Target ("Target Series D Stock") and Series E Preferred Stock of Target ("Target Series E Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-5 Preferred Stock equal to the Exchange Ratio; and

            - each share of Series F Preferred Stock of Target ("Target Series F Stock") issued and outstanding will be converted automatically into the right to receive that fraction of one share of Acquiror Series G-6 Preferred Stock equal to the Exchange Ratio.

            At the Effective Time, the Acquiror shall deliver that number of shares of Acquiror Series G-3 Preferred Stock equal to the Financial Advisor Fee to Dain Rauscher Wessels, financial advisor to Target, pursuant to a compensation agreement attached hereto as Exhibit B ("Compensation Agreement"). The rights, preferences and privileges of the Acquiror Series G Preferred Stock shall be as stated in the Acquiror Restated Certificate of Incorporation, the form of which is attached hereto as Exhibit H (the "Acquiror Restated Certificate").

                  (b) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) Target Stock Option Plans. At the Effective Time, the Target 1995 Stock Option Plan, as amended (the "Target Stock Option Plan") shall be terminated and all options to purchase Target Common Stock ("Target Options") then outstanding under the Target Stock Option Plan shall be converted into options to purchase shares of Acquiror Common Stock in accordance with Section 5.12.

                  (d) Target Warrants. At the Effective Time, each outstanding warrant to purchase shares of Target Capital Stock (the "Target Warrants") shall be assumed by Acquiror. Each such warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as those that existed immediately prior to the Effective Time, except that (i) such warrant shall be exercisable for that number of whole shares of Acquiror Capital Stock of such class and series as set forth in Section 1.6(a) equal to the product of the number of shares of Target Capital Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Capital Stock, and (ii) the per share exercise price for the shares of Acquiror Capital Stock issuable upon exercise of such assumed warrant shall be equal to the quotient determined by dividing the exercise price per share of Target Capital Stock at which such warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                  (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                  (g) Fractional Shares. No fraction of a share of Acquiror Capital Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Capital Stock (after aggregating all fractional shares of Acquiror Capital Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of one share of Acquiror Common Stock on the Closing Date, as determined by the Acquiror's Board of Directors.

                  (h) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquiror Capital Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of the certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Capital Stock to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholder that have been or will be deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Capital Stock pursuant to Section 1.7(b) and Article VIII hereof.

            1.7   Surrender of Certificates.

                  (a) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available in accordance with this
Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Capital Stock issuable pursuant to Section 1.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Capital Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII hereof and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

                  (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record ("Former Target Stockholders") of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Capital Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Capital Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to Acquiror or such agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Capital Stock less the number of shares of Acquiror Capital Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, including the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Capital Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8.3 hereof, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Section
8.3 hereof) a certificate or certificates representing the Total Escrow Shares (as defined below) which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. The "Total Escrow Shares" shall be that number of shares of Acquiror Capital Stock to be obtained by Former Target Stockholders in the Merger equal to ten percent (10%) of the Total Target Consideration (excluding Target Option Reserve). Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Capital Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Capital Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(c)) with respect to such shares of Acquiror Capital Stock.

                  (d) Transfers of Ownership. If any certificate for shares of Acquiror Capital Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Capital Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Capital Stock to which such holder is entitled pursuant to Section 1.6 hereof.

            1.8 No Further Ownership Rights in Target Capital Stock. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Capital Stock (and cash in lieu of fractional shares) as may be required pursuant to
Section 1.6; provided, however, that if the number of shares represented by a lost Certificate exceeds 10,000, Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

            1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action which would, to such party's knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368 of the Code.

            1.11 Exemption from Registration. The parties hereto expect that the shares of Acquiror Capital Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof, and that the issuance of the Acquiror Capital Stock and Acquiror's substitution of Target Option hereunder will be qualified under the securities laws of the State of California pursuant to Section 25121 thereof, after a fairness hearing (the "Fairness Hearing") has been held pursuant to the authority granted by
Section 25142 of such law. Each of

Acquiror, Merger Sub and Target shall use their respective best efforts (a) to file an application for such hearing and qualification as soon as reasonably practicable after the date of this Agreement and (b) to obtain such qualification.

            1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or the Transaction Documents (as defined below).

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF TARGET

            Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the disclosure letter delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Letter"). The Target Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article II; provided, however, that any item disclosed under any paragraph of the Target Disclosure Letter shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect of such one paragraph of the Target Disclosure Letter is sufficient on its face to reasonably inform the reader of the Target Disclosure Letter of the information required to be disclosed in respect of other paragraphs of the Target Disclosure Letter. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to
(i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In the remainder of this Article II, "Target" will be deemed to include (and each representation and warranty will apply separately and collectively to) Target and each of Target's subsidiaries, unless the context otherwise requires.

            2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined herein) on Target. Target has delivered to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            2.2 Capital Structure. The authorized capital stock of Target consists of 20,727,164 shares of Common Stock, 4,900,471 of which are issued and outstanding, and 10,306,127 shares of Preferred Stock, 750,000 shares of which are designated Target Series A Stock, all of which are issued and outstanding, 1,868,994 shares of which are designated Target Series B-1 Stock, all of which are issued and outstanding, 1,305,000 shares of which are designated Target Series B-2 Stock, all of which are issued and outstanding, 2,256,650 shares of Target Series C Stock, all of which are issued and outstanding, 2,500,000 shares of which are designated Target Series D Stock, 2,071,430 of which are issued and outstanding, 1,142,858 shares of which are designated Target Series E Stock, 785,715 of which are issued and outstanding, and 482,625 shares of Target Series F Stock, none of which are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments obligating Target to issue any shares of capital stock or voting securities after the date of this Agreement other than pursuant to the exercise of (i) outstanding Target Warrants and (ii) options outstanding as of the date of this Agreement under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has reserved (i) 10,306,127 shares of Common Stock for issuance upon conversion of the Preferred Stock, and (ii) 4,950,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Target Stock Option Plan, of which 3,030,794 shares are subject to outstanding, unexercised options, (iii) 1,016,501 shares of Common Stock for issuance upon exercise of outstanding Target Warrants and (iv) 20,080 shares of Target Series E Stock for issuance upon exercise of outstanding Target Warrants. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Target Stock Option Plan permit the assumption of such Target Stock Option Plan by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Former Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Acquiror. All outstanding Common Stock, Target Series A Stock, Target Series B-1 Stock, Target Series B-2

Stock, Target Series C Stock, Target Series D Stock, Target Series E Stock and Target Series F Stock was issued in compliance with all applicable federal and state securities laws.

            2.3 Authority.

                  (a) Target has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.2(a). This Agreement and the other Transaction Documents to which Target is a party have been duly executed and delivered by Target and constitute the valid and binding obligations of Target enforceable against Target in accordance with their terms.

                  (b) The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, (ii) any Material Contract (as defined in Section 2.25) to which Target is bound, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery by Target of this Agreement and the other Transaction Documents to which Target is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in
Section 1.2; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities laws of any foreign country.

            2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 and its unaudited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) on a consolidated basis as at, and for the 7-month period ended July 31, 1999 (collectively, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto and subject to year-end adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject; in the case of the unaudited financing statements, to normal year-end audit adjustments. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

            2.5 Absence of Certain Changes. Since July 31, 1999, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect (as defined in Section 9.2) on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of Target Capital Stock; (v) any Material Contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target;
(vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants,
(viii) capital expenditures or capital commitments by Target exceeding $25,000 individually or $100,000 in the aggregate; (ix) destruction of, damage to or loss of any material assets, business or customer of Target (whether or not covered by insurance); (x) labor trouble or claim of wrongful discharge or other unlawful labor practice or action; or (xi) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through
(xi) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

            2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended July 31, 1999 (the "Target Balance Sheet"), and (ii) those incurred in connection with the execution of this Agreement.

            2.7 Accounts Receivable. The accounts receivable shown on the Target Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in such balance sheet. To Target's knowledge, allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the date of the Target Balance Sheet and prior to the date hereof arose, in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. None of the accounts receivable are subject to any material claim of offset or recoupment, or counterclaim and Target has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim. No material amount of accounts receivable are contingent upon the performance by Target of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable.

            2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or officers or directors (in their capacities as such), nor does Target have any reason to expect that any such activity, threat or allegation will be forthcoming. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Letter. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

            2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted.

            2.10 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

            2.11 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet
Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) liens arising by operation of law or statutory liens, (iii) liens securing debt that are reflected on the Target Balance Sheet and (iv) liens which do not materially detract from or interfere with the use of the properties subject thereto. All material plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. The Target Disclosure Letter identifies each parcel of real property owned by Target.

            2.12  Intellectual Property.

                  (a) Target is the sole and exclusive owner of all Target Intellectual Property (defined below) free of all contingent and noncontingent liens, restrictions, interests, rights of reversion or termination, and all other encumbrances of any nature. The conduct of Target's business as currently conducted will not infringe, misappropriate or violate any

Intellectual Property (defined below) of others. All Target Intellectual Property is free from any challenge (or threat thereof) and Target is not aware of any specific basis therefor. With respect to patent rights, moral rights and Mark rights (defined below), the foregoing representations and warranties of this paragraph are made only to Target's knowledge. Target has not licensed any Target Intellectual Property to any third party, except for object code licenses in the ordinary course of business. Target is not a party to any license of Intellectual Property belonging to any third party, except licenses for readily available commercial software.

                  (b) All Target Intellectual Property that is the subject of any application, registration or issuance with or from any governmental entity is identified on the Target Disclosure Letter. All such applications, registrations and issuances have been properly maintained. Target has adequately protected all other Target Intellectual Property through the use of confidentiality agreements and otherwise and Target is not aware of any use, exercise or exploitation of any Target Intellectual Property, except as authorized by Target. Target has not disclosed any source code to any third party.

                  (c) Each current and former employee and contractor of Target has executed and delivered (and to Target's knowledge, is in compliance with) an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Target's standard Consulting Agreement (in the case of a contractor) (which agreement provides assignment of all title and rights to any Target Intellectual Property conceived or developed thereunder or otherwise in connection with his or her consulting or employment).

                  (d) "Intellectual Property" means patent rights; trade name, trademark, service mark and similar rights ("Mark" rights); copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. "Target Intellectual Property" means all Intellectual Property that has been or is owned by Target, or used in Target's business as currently conducted.

            2.13 Environmental Matters. To Target's knowledge, Target is and has at all times operated its business in material compliance with all Environmental Laws and no material expenditures are or will be required in order to comply with such Environmental Laws. "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

            2.14  Taxes.

                  (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Target Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the Target Balance Sheet Date and Target has not and will not incur any Tax liability in excess of the amount reflected on the Target Balance Sheet included in the Target Financial Statements with respect to such periods (excluding any amount thereof that reflects a timing difference between book and taxable income) and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after Target Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since the Target Balance Sheet Date has been incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

                  (b) Target has previously provided or made available to Acquiror true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Acquiror, prior to or following the date hereof, presently existing information statements and reports. Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the best knowledge of Target, no Tax Returns filed with respect to Taxable years of Target through the Taxable year ended December 31, 1995 in the case of the United States, have been examined and closed. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have

Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party to any transaction intended to qualify under
Section 355 of the Internal Revenue Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Target stockholder is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. Target has never elected to be treated as an S-corporation under Section 1361 of the Code or any corresponding provision of federal or state law. All material elections with respect to Target's Taxes made during the fiscal years ending, December 31, 1998, 1997 and 1996 are reflected on the Target Tax Returns for such periods, copies of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4), 162 (other than 162(a)) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target has previously provided to Acquiror true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Acquiror, prior to or following the date hereof, presently existing information statements and reports. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                  (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.14, the term "Target" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

            2.15  Employee Benefit Plans.

                  (a) For all purposes under this Section 2.15 "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or
Section 414 of the Code. Except for the plans and agreements listed in Schedule
2.15 (collectively, the "Plans"), Target and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and are employees or former employees of Target and its ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

                           (i) Any employee benefit plan, as defined in section
3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA");

                           (ii) Any bonus, deferred compensation, incentive,
restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

                           (iii) Any plan, program, agreement, policy,
commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or applicable state law.

                  (b) Neither Target nor any ERISA Affiliate has, since January 1, 1993, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

                  (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

                           (i) The text (including amendments) of each of the
Plans, to the extent reduced to writing;

                           (ii) A summary of each of the Plans, to the extent
not previously reduced to writing;

                           (iii) With respect to each Plan that is an
employee benefit plan (as defined in section 3(3) of ERISA), the following:

                              (1) The most recent summary plan description, as
described in section 102 of ERISA;

                              (2) Any summary of material modifications that has
been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (1) above; and

                              (3) The annual report, as described in section 103
of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

                           (iv) With respect to each Plan that is intended to
qualify under section 401(a) of the Code the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

                  (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied in all material respects.

                  (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied in all material respects.

                  (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied in all material respects.

                  (g) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder.

                  (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

                  (i) All contributions, premiums or other payments due from the Target to (or under) any Plan as of the date hereof have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

            2.16  Employees and Consultants.

                  (a) Target has provided Acquiror with a true and complete list of all individuals employed by Target as of the date hereof and the position and base compensation payable to each such individual. The Target Disclosure Letter contains a description of any written employment agreements, consulting agreements or termination or severance agreements to which Target is a party.

                  (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

                  (c) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled (including without limitation the acceleration of vesting under any stock option, stock purchase, or stock restriction agreement to which such person is a party), (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) to Target's knowledge, any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

                  (d) Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

                  (e) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

                  (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the knowledge of Target, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and to the knowledge of Target, there is no basis for the filing of such a complaint.

                  (g) Target has not received or been notified in writing of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract.

                  (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

                  (i) To Target's knowledge, Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission and the United States Department of Labor. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

                  (j) Target is not aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that would interfere with the use of his or her reasonable efforts to promote the interests of Target or that would conflict with any of Target's business as conduct or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted, will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

            2.17 Related-Party Transactions. No employee, officer, or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them other than advances for reasonable business expenses in the ordinary course of business consistent with past practices. To Target's knowledge, none of such persons owns directly or indirectly more than one percent (1%) of the equity securities of any firm or corporation with which Target is affiliated or with which Target has a material business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that may compete with Target.

            2.18 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and, to its knowledge, Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            2.19 Compliance with Laws. To its knowledge, Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

            2.20 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.21 Voting Agreement. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act have agreed in writing to vote for approval of the Merger by executing this Agreement.

            2.22 Vote Required. The affirmative vote of the holders of at least
(i) seventy-five percent (75%) of the outstanding Target Preferred Stock, voting separately as class and (ii) a majority of the outstanding shares of the Target Capital Stock, in each case outstanding on the record date set for the special meeting of Target stockholders (or any written consent in lieu thereof), is the only vote (or consent) of the holders of any Target Capital Stock necessary to approve this Agreement and the transactions contemplated hereby (the "Required Target Stockholder Approval").

            2.23 Trade Relations. Target has not within the past three years terminated its relationship with or refused to ship products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Target in excess of Twenty Thousand Dollars ($20,000) over any consecutive twelve (12) month period. No claims have been communicated or, to Target's knowledge, threatened against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

            2.24 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the twelve (12) month period preceding the date hereof, and no material supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time on or after December 31, 1998 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

            2.25 Material Contracts. Except for the material contracts described in the Target Disclosure Letter (collectively, the "Material Contracts"), Target is not a party to or bound by any material contract, including without limitation:

                  (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                  (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $20,000 over the life of the contract;

                  (c) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

                  (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                  (e) any contract for capital expenditures in excess of $20,000 in the aggregate;

                  (f) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

                  (g) any contract pursuant to which Target leases any real property;

                  (h) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                  (i) any contract with any person with whom the Target does not deal at arm's length within the meaning of the Code;

                  (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                  (k) any license, sublicense or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, or given access to any Target Intellectual Property;

                  (l) any license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to Use, or has incurred any obligation in connection with, (A) any third party Intellectual Property that is incorporated in or forms a part of any current product, service or Intellectual Property offering of Target or (B) any Target Intellectual Property;

                  (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("Source Materials"); and

                  (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof.

            2.26 No Breach of Material Contracts. The Target has performed all of the obligations required to be performed by it and is entitled to all accrued benefits under, and to Target's knowledge is not alleged to be in default with respect to, any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, would (A) become a default or event of default under any Material Contract, which default or event of default would have a Material Adverse Effect on Target or (B) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract or (C) the release, disclosure or delivery to any third party of any part of the Source Materials (as defined in Section 2.25(m)). True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

            2.27 Third-Party Consents. The Target Disclosure Letter lists all Material Contracts that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee (the "Contracts Requiring Novation or Consent to Assignment").

            2.28 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and accurately reflect all actions taken by the directors and the stockholders in such minutes in all material respects.

            2.29 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

            2.30 Year 2000 Compliance. All of the Target's products (including products currently under development) are able to record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and are able to calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products are able to record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant").

                  (a) All of the Target material products lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

                  (b) All of the Target's internal computer systems, including without limitation, its accounting systems, are Year 2000 Compliant.

            2.31 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Letter, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

            Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Letter"). The Acquiror Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III; provided, however, that any item disclosed under any paragraph of the Acquiror Disclosure Letter shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect of such one paragraph of the Acquiror Disclosure Letter is sufficient on its face to reasonably inform the reader of the Acquiror Disclosure Letter of the information required to be disclosed in respect of other paragraphs of the Acquiror Disclosure Letter. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

            3.1 Organization, Good Standing and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Acquiror is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Acquiror.

            3.2 Capitalization and Voting Rights. The authorized capital of Acquiror consists, or will consist immediately prior to the Closing, of:

                  (a) The authorized capital stock of the Acquiror consists of 9,100,000 shares of Series A Preferred Stock ("Acquiror Series A Preferred Stock"), all of which are issued and outstanding, 1,000,000 shares of Series B Preferred Stock ("Acquiror Series B Preferred Stock"), of which 768,140 are issued and outstanding, 3,000,000 shares of Series C Preferred Stock ("Acquiror Series C Preferred Stock"), 2,647,778 of which are issued or outstanding, 1,455,000 shares of Series D Preferred Stock ("Acquiror Series D Preferred Stock"), 1,454,996 of which are issued or outstanding, 3,000,000 shares of Series E Preferred Stock ("Acquiror Series E Preferred Stock"), 2,604,601 of which are issued or outstanding, 1,500,000 shares of Series F Preferred Stock ("Acquiror Series F Preferred Stock"), 1,363,334 of which are issued or outstanding, and 40,000,000 shares of Common Stock ("Acquiror Common Stock"), 4,282,843 of which are issued or outstanding. The outstanding shares of Acquiror Series A Preferred Stock, Acquiror Series B Preferred Stock, Acquiror Series C Preferred Stock, Acquiror Series D Preferred Stock, Acquiror Series E Preferred Stock, Acquiror Series F Preferred Stock and Acquiror Common Stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Act, and any relevant state securities laws or pursuant to valid exemptions therefrom. Except for (A) the conversion privileges of the outstanding shares of Acquiror Series A Preferred Stock, Acquiror Series B Preferred Stock, Acquiror Series C Preferred Stock, Acquiror Series D Preferred Stock, Acquiror Series E Preferred Stock, and Acquiror Series F Preferred Stock (B) the conversion privileges of the Acquiror Series G Preferred Stock to be issued in the Merger,
(C) the rights provided in Section 2.2 of the Acquiror's Amended and Restated Investors Rights Agreement dated August 26 1999, (D) currently outstanding warrants to purchase (i) 192,262 shares of Acquiror Series B Preferred Stock,
(ii) 775,043 shares of Acquiror Common Stock and (iii) 55,340 shares of Acquiror Series C Preferred Stock, and (E) currently outstanding options to purchase 2,627,917 shares of Acquiror Common Stock to certain of Acquiror's directors, officers, employees and consultants, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Acquiror of any shares of its capital stock. In addition to the aforementioned options, Acquiror has reserved an aggregate of an additional 45,365 shares of Acquiror Common Stock for purchase upon exercise of options to be granted in the future under Acquiror's 1995 Stock Option Plan and 1995 Special Performance Option Grant Plan.

                  (b) Other than as set forth above and the commitment to issue shares of Acquiror Capital Stock pursuant to this Agreement; there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Capital Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no contracts, commitments or agreements relating to voting, registration, purchase or sale of Acquiror Capital Stock (i) between or among Acquiror and any of its stockholders or (ii) to the best of Acquiror's knowledge, between or among any of Acquiror's stockholders or between any of Acquiror's stockholders and any third party.

            3.3 Subsidiaries. Acquiror does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Acquiror is not a participant in any joint venture, partnership, or similar arrangement.

            3.4 Authority.

                  (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction

Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute the valid and binding obligations of each of Acquiror and Merger Sub.

                  (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2 or (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country.

            3.5 Litigation. There is no action, suit, proceeding or investigation pending or, to Acquiror's knowledge, currently threatened against Acquiror or any of its properties or officers or directors (in their capacities as such) that questions the validity of the Transaction Documents, or the right of Acquiror to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Acquiror, or any change in the current equity ownership of Acquiror. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of Acquiror's employees, their use in connection with Acquiror's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Acquiror is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Acquiror currently pending or that Acquiror intends to initiate.

            3.6 Proprietary Information and Employee Stock Purchase Agreements. Each employee of Acquiror has executed Acquiror's standard form Proprietary Information and Inventions Agreement. Acquiror, after reasonable investigation, is not aware that any of such employees are in violation thereof.

            3.7 Patents and Trademarks. To the knowledge of Acquiror (but without having conducted any special investigation or patent search) with respect to patents, trademarks, service marks and trade names only, Acquiror has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Acquiror bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Acquiror has not received any written communications alleging that Acquiror has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Acquiror is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her reasonable efforts to promote the interests of Acquiror or that would conflict with Acquiror's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the other Transaction Documents, nor the carrying on of Acquiror's business by the employees of Acquiror, nor the conduct of Acquiror's business as proposed, will, to Acquiror's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Acquiror does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Acquiror.

            3.8 Compliance with Other Instruments. Acquiror is not in violation or default of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Acquiror. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Acquiror or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Acquiror, its business or operations or any of its assets or properties.

            3.9 Agreements; Action.

                  (a) Except for the Transaction Documents, there are no agreements, understandings or proposed transactions between Acquiror and any of its officers, directors, affiliates, or any affiliate thereof.

                  (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Acquiror is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Acquiror in excess of, $100,000, or
(ii) the license of any patent, copyright, trade secret or other proprietary right to or from Acquiror, or (iii) provisions restricting or affecting the development, manufacture or distribution of Acquiror's products or services.

                  (c) Acquiror has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $500,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

            3.10 Related-Party Transactions. No employee, officer, or director of Acquiror or member of his or her immediate family is indebted to Acquiror, nor is Acquiror indebted (or committed to make loans or extend or guarantee credit) to any of them. To Acquiror's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Acquiror is affiliated or with which Acquiror has a business relationship, or any firm or corporation that competes with Acquiror, except that employees, officers, or directors of Acquiror and members of their immediate families may own stock in publicly traded companies that may compete with Acquiror. No member of the immediate family of any officer or director of Acquiror is directly or indirectly interested in any material contract with Acquiror.

            3.11 Permits. Acquiror has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Acquiror, and Acquiror believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Acquiror is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

            3.12 Environmental and Safety Laws. To its knowledge, Acquiror is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

            3.13 Manufacturing and Marketing Rights. Acquiror has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects Acquiror's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

            3.14 Registration Rights. Except as provided in the Investors Rights Agreement, Acquiror has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

            3.15 Title to Property and Assets. Acquiror owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except
(i) the lien of current taxes not yet due and payable, (ii) liens arising by operation of law or statutory liens, (iii) liens securing debt that are reflected on the Acquiror Financial Statements and (iv) liens which do not materially detract from or interfere with the use of the properties subject thereto. With respect to the property and assets it leases, Acquiror is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

            3.16 Financial Statements. Acquiror has delivered or made available to Target its audited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at March 31, 1999 and for the fiscal year then ended, and its unaudited financial statements (balance sheet and profit and loss statement) as at and for the three month period ended June 30, 1999 ("the Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Acquiror Financial Statements for the three month period ended June 30, 1999 (the "Interim Acquiror Financial Statements") may not contain all footnotes required by generally accepted accounting principles. The Acquiror Financial Statements fairly present the financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject in the case of Interim Acquiror Financial Statements to normal year end audit adjustments. Except as set forth in the Acquiror Financial Statements, Acquiror has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Acquiror Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Acquiror. Except as disclosed in the Acquiror Financial Statements, Acquiror is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

            3.17 Changes. Since June 30, 1999 there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of Acquiror from that reflected in the Acquiror Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted);

                  (c) any waiver by Acquiror of a valuable right or of a material debt owed to it;

                  (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Acquiror, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted);

                  (e) any material change or amendment to a material contract or arrangement by which Acquiror or any of its assets or properties is bound or subject;

                  (f) any material change in any compensation arrangement or agreement with any employee;

                  (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (h) any resignation or termination of employment of any key officer of Acquiror;

                  (i) any mortgage, pledge, transfer of a security interest in, or lien, created by Acquiror, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  (j) any loans or guarantees made by Acquiror to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (k) any declaration, setting aside or payment or other distribution in respect of any of Acquiror's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Acquiror;

                  (l) to Acquiror's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted); or

                  (m) any agreement or commitment by Acquiror to do any of the things described in this Section 3.17.

            3.18  Employee Benefit Plans.

                  (a) Neither Acquiror nor any ERISA Affiliate has, since January 1, 1993, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

                  (b) With respect to each employee benefit plan (as defined in section 3(3) of ERISA) of Acquiror, the requirements of ERISA applicable to such plan have been satisfied.

                  (c) With respect to each plan of Acquiror that is subject to COBRA, the requirements of COBRA applicable to such plan have been satisfied.

                  (d) With respect to each plan of Acquiror that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such plan have been satisfied.

                  (e) Each plan of Acquiror that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such plan of Acquiror has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder.

                  (f) Neither Acquiror nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

                  (g) All contributions, premiums or other payments due from the Acquiror to (or under) any plan of Acquiror have been fully paid or adequately provided for on the books and financial statements of Acquiror. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

            3.19 Tax Returns, Payments and Elections. Each Tax Return required to be filed with any Tax authority by or on behalf of Acquiror, has been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on each such Tax Return has been or will be paid on or before such date. Acquiror has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. No material Tax liability since June 30, 1999 has been incurred by Acquiror other than in the ordinary course of business. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Acquiror) investigation now pending or (to the knowledge of Acquiror) threatened against or with respect to Acquiror in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Acquiror, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Acquiror, materially and adversely affect the liability of Acquiror for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Acquiror. Acquiror is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Acquiror is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Acquiror is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Acquiror nor does Acquiror owe any amount under any such Agreement. Acquiror has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Acquiror, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

            3.20 Insurance. Acquiror has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

            3.21 Labor Agreements and Actions. Acquiror is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to Acquiror's knowledge, has sought to represent any of the employees, representatives or agents of Acquiror. There is no strike or other labor dispute involving Acquiror pending, or to the best of Acquiror's knowledge, threatened, that could have a Material Adverse Effect on Acquiror (as such business is presently conducted and as it is proposed to be conducted), nor is Acquiror aware of any labor organization activity involving its employees. To its knowledge, Acquiror has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

            3.22 Real Property Holding Company. Acquiror is not a real property holding company within the meaning of Section 897 of the Code.

            3.23 Representations Complete. None of the representations, warranties or statements made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

            3.24 Brokers' and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV.

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target and Acquiror each agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use commercially reasonable efforts to keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                  (a) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuance of capital stock upon exercise of outstanding options, warrants or rights therefor), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                  (b) Other. Take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.2 Conduct of Business of Target During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                  (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws other than the amendment of Target's Certificate of Incorporation contemplated by Section 6.3(i) hereof;

                  (b) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

                  (c) Stock Option Plans, etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                  (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) the issuance of options to purchase up to 20,000 shares of Target Common Stock in any one instance or up to 50,000 shares of Target Common Stock in the aggregate, so long as such issuances are in the ordinary course of business and consistent with past practice and the exercise price per share of each such option is equal to the then fair market value of Target's Common Stock as determined by Acquiror and (iii) the issuance of up to 482,625 shares of Target Series F Stock and warrants to purchase up to 482,625 shares of Common Stock;

                  (e) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, other than the sale of licenses of Target's products that are in the ordinary course of business and consistent with past practice, other than the Koz Distribution so long as the Koz Distribution is effected in accordance with Section 5.19 hereof.

                  (h) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than accounts payable arising in the ordinary course of business and consistent with past practice;

                  (i) Leases. Enter into any single operating lease requiring payments in excess of $5,000 per month;

                  (j) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $20,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                  (k) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate;

                  (l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                  (m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (n) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee,
(iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (o) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, or (ii) for a breach of this Agreement;

                  (p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                  (q) Taxes. Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions, except as required by law;

                  (r) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (s) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.3 Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

            5.1 No Solicitation.

                  (a) From and after the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 7.1 or (y) the Effective Time, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal.

                  (b) Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this paragraph by any officer, director, employee, financial advisor, attorney, representative or agent, whether or not acting on behalf of Target, shall be deemed to be a breach of this Section 5.1 by Target.

                  (c) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

            5.2 Preparation of Information Statement. As soon as practicable after the execution of this Agreement, Target and Acquiror shall prepare an Information Statement for the stockholders of Target to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger as contained herein are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

            5.3 Stockholders Meeting or Consent Solicitation. As soon as permitted by the Commissioner (as defined in Section 5.13), Target shall promptly take all actions necessary to either (i) call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Merger or (ii) commence a consent solicitation to obtain such approvals in order to effect consummation of the Merger on or before November 10, 1999, or as soon thereafter as is practicable. Target will, through its Board of Directors, recommend to its stockholders approval of such matters as soon as practicable after the date hereof. Target shall use all reasonable efforts to solicit from its stockholders proxies or consents in favor of such matters.

            5.4 Access to Information.

                  (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.5 Confidentiality. The parties each agree that all information provided by one party to the other in the course of pursuing this transaction that is marked or otherwise identified as confidential will be deemed confidential and proprietary to the providing party, and will not be disclosed to any other person or entity (other than the receiving party's attorneys, accountants, or other advisers subject to similar confidentiality restrictions), and such information will not be used by the receiving party except for the limited purpose of evaluating the desirability of completing this proposed transaction; provided, however, that these confidentiality restrictions will not apply to information that the receiving party can demonstrate is publicly available or was already known by the receiving party through a third party with no confidentiality obligations to the other party. All documents and other written information (and all copies thereof, including copies on electronic media) received by one party from the other shall promptly be returned to the disclosing party upon the written request of the disclosing party. The parties further acknowledge that the provisions of this Section 5.5 shall be in addition to, and not in substitution for, the provisions of the non-disclosure agreement dated April 27, 1999 between Target and Acquiror (the "Non-Disclosure Agreement"), and that to the extent there is a conflict between this Section 5.5 and the Non-Disclosure Agreement, the provisions of this Section 5.5 shall prevail.

            5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or required by Acquiror to comply with the rules and regulations of the SEC or to comply with disclosure obligations under applicable securities laws.

            5.7 Consents. Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

            5.8 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, Target and Acquior shall promptly notify the other party, by written update to the Target Disclosure Letter or Acquiror Disclosure Letter, as applicable, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any covenant, representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

            5.9 Voting Agreement.

                  (a) Transfer of Shares.

                           (i) Definitions.

                              (1) "Shares" shall mean all issued and outstanding
shares of Target Capital Stock owned of record or beneficially (over which beneficially-owned shares the Affiliate exercises voting power) by the Affiliate as of the record date for persons entitled (A) to receive notice of, and to vote at the meeting of the stockholders of Target called for the purpose of voting on the matter referred to in subsection 5.9(b), or (B) to take action by written consent of the stockholders of Target with respect to the matter referred to in subsection 5.9(b).

                              (2)   "Subject  Securities" shall mean:  (i) all
securities of the Target (including all shares of Target Capital Stock and all options, warrants and other rights to acquire shares of Target Capital Stock) beneficially owned by Affiliate as of the date of this Agreement; and (ii) all additional securities of Target (including all additional shares of Target Capital Stock and all additional options, warrants and other rights to acquire shares of Target Capital Stock) of which Affiliate acquires ownership during the period from the date of this Agreement through the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time and (ii) the date on which this Agreement shall be terminated in accordance with Article VII hereof.

                              (3) A person shall be deemed to have effected
a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

                              (4) "Opposing Proposal" shall mean (i) any
proposal made in opposition to or in competition with consummation of the Merger; (ii) any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Acquiror and its affiliates; or
(iii) any liquidation or winding up of Target.

                           (ii) Additional Purchases. The Affiliate agrees that
any shares of Target Capital Stock that the Affiliate shall purchase or with respect to which the Affiliate shall otherwise acquire beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

                           (iii) Transferee of Subject Securities to be Bound by
this Agreement. Affiliate agrees that, during the period from the date of this Agreement through the Expiration Date, Affiliate shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Agreement (with such modifications as Acquiror may reasonably request); and
(b) agreed in writing to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Agreement.

                  (b) Agreement to Vote Shares and Grant Proxy. At every meeting of the stockholders of Target called with respect to any of the following, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, the Affiliate agrees to vote the Shares and any New Shares in favor of approval of this

Agreement and the Merger and any matter necessary to facilitate the Merger. In order to effectuate the foregoing, the Affiliate does hereby constitute and appoint Acquiror, or any nominee of Acquiror, with full power of substitution, from the date hereof to the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Target that the laws of the State of Delaware may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by this subsection 5.9(b). The parties and proxies named above shall not exercise this proxy on any other matter except as provided above. The parties acknowledge that the proxy provided for here is irrevocable and coupled with an interest.

                  (c) Representations, Warranties and Covenants of each Affiliate. Each Affiliate represents, warrants and covenants to Acquiror and Merger Sub as follows:

                           (i) Ownership of Shares. Affiliate (together with
such Affiliate's spouse, if applicable) (i) is the sole beneficial and record owner and holder of the Shares and has full voting power with respect thereto, and (ii) does not own any shares of capital stock of Target other than the Shares (excluding shares as to which Affiliate currently disclaims beneficial ownership).

                           (ii) Authority; Due Execution. Affiliate has full
power and authority to make, enter into and carry out the terms of this Agreement. Affiliate has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by Acquiror) this Agreement constitutes a valid and binding obligation of such Affiliate.

                           (iii) No Proxy Solicitations. Affiliate will not, and
will not permit any entity under such Affiliate's control to (i) solicit proxies or become a "participant" in a "solicitation," as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to an Opposing Proposal; (ii) initiate a stockholder's vote or action by consent of Target stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Target with respect to an Opposing Proposal.

                  (d) Specific Performance; Injunctive Relief. Each Afiliate acknowledges that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Affiliate set forth in this Section 5.9. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

                  (e) Termination. This Section 5.9 shall terminate and shall have no further force or effect as of the Expiration Date.

            5.10 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.11 Tax-Free Reorganization. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

            5.12 Stock Options.

                  (a) All Target Options outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, at the Effective Time under the Target Stock Option Plan, shall by virtue of the Merger and without any further action on the part of Target or the holder thereof, be converted into an option to purchase Acquiror Common Stock pursuant to the terms of the Quintus Corporation 1999 Stock Plan ("Quintus 1999 Stock Plan") in such manner that Acquiror (i) is "assuming a stock option in a transaction to which
Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Target Options, would be a transaction within Section 424 of the Code. Each Target Option converted by Acquiror shall be exercisable upon the same terms and conditions as under the Target Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Target Option shall be exercisable for that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) into which the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time would be converted under Section 1.6(a), and (B) the option price per share of Acquiror Common Stock shall be an amount equal to the option price per share of Target Common Stock subject to such Target Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded downward to the nearest full cent). Acquiror shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Acquiror Common Stock that will become subject to Target Options pursuant to this Section 5.12, (ii) from and after the Effective Time, upon exercise of the Target Options in accordance with the terms thereof, make available for issuance all shares of Acquiror Common Stock covered thereby and
(iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Target Option a document evidencing the foregoing conversion by Acquiror.

            (b) Acquiror shall comply with the terms of the Target Stock Option Plan and ensure, to the extent required by, and subject to the provisions of, such Target Stock Option Plan, that Target Stock Options which qualified as incentive stock options prior the Effective Time continue to quality as incentive stock options after the Effective Time.

                  (c) Without limiting the foregoing, Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Stock Options assumed in accordance with this Section 5.12.

            5.13 Fairness Hearing. Acquiror will as promptly as practicable after execution hereof, file (i) a permit application under Section 25121 of California Law with the California Commissioner of Corporations (the "Commissioner") and (ii) a request for a hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement and the Certificate of Merger pursuant to Section 25142 of California Law ("Fairness Hearing"). As soon as permitted by the Commissioner, Target shall cause the mailing of the hearing notice to all holders of securities entitled to receive such notice pursuant to the requirements of the rules of the Commissioner and California Law. Target shall furnish to Acquiror such data and information as is reasonably necessary for Acquiror' preparation and filing of the permit application, the request for the hearing and the hearing notice.

            5.14 Escrow Agreement. Upon execution of this Agreement, each Affiliate agrees to execute and deliver to Acquiror the Escrow Agreement in the form attached hereto as Exhibit C ("Escrow Agreement") (it being understood by the parties hereto that each Former Target Stockholder shall have shares deposited into the Escrow Fund, not just the Affiliates).

            5.15 Additional Agreements. Each of Target, Acquiror and Merger Sub agrees to use its reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target described in Section 5.3, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time reasonable further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Target or Merger Sub of the proper officers and directors of each party to this Agreement shall take such necessary action.

            5.16 Employee Benefits. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger.

            5.17 Market Stand-Off Agreement. Each Affiliate hereby agrees that during a period not to exceed one hundred eighty (180) days following the effective date of the IPO (as defined in Section 8.6(b)) and during periods not to exceed ninety (90) days following the effective date of registration statements (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) of Acquiror filed under the Securities Act within two (2) years of the effective date of the IPO, such periods to be specified by Acquiror and an underwriter of Acquiror Common Stock or other securities of Acquiror (or such lesser period of time as negotiated with the underwriter) it shall not, to the extent requested by Acquiror and such underwriter, (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock (including, without limitation, shares of Acquiror Common Stock or securities convertible into or exercisable or exchangeable for Acquiror Common Stock which may be deemed to be beneficially owned by such Affiliate in accordance with the rules and regulations of the Securities and Exchange Commission) or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Acquiror Common Stock (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Acquiror Common Stock, or such other securities, in cash or otherwise); provided, however, that all officers and directors of Acquiror and holders of at least one percent (1%) of then-outstanding Acquiror Common Stock enter into similar agreements. In order to enforce the foregoing covenant, Acquiror may impose stop-transfer instructions with respect to such Affiliate's shares of Acquiror Capital Stock (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Affiliate agrees that the managing underwriters of the IPO will be third party beneficiaries of this
Section 5.17.

            5.18 Delivery of Financial Information. Acquiror shall deliver to each Affiliate, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of Acquiror, an income statement for such fiscal year, a balance sheet of Acquiror and a statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be audited and certified by independent public accountants of nationally recognized standing selected by Acquiror; provided, that the requirement that such financial statements be audited and certified may be waived by action of the Board of Directors of Acquiror if all members of the Board vote in favor of such waiver. The obligations of Acquiror under this
Section 5.18 shall terminate and be of no further force or effect upon the earlier to occur of (i) the effectiveness of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or (iii) the one-year anniversary of the date of this Agreement.

            5.19 Koz Inc. Stock Distribution. Target agrees that if Target distributes or sells the shares of capital stock of Koz Inc. ("Koz") currently held by Target to certain of Target's stockholders (the "Koz Distribution"), such transaction will: (i) contain indemnification provisions (which such indemnity shall survive for at least three years following the closing of the Koz Distribution) in which each of the purchasers or distributees of the Koz stock agrees in writing to indemnify Target and Target's successors and assigns for any Damages (as defined in Section 8.2) arising out of or related to the Koz Distribution; (ii) close on or before September 30, 1999; (iii) comply with (a) all applicable laws, including without limitation the Delaware General Corporation Law, (b) the certificate or articles of incorporation of Koz, (c) the bylaws of Koz, (d) any Koz shareholder agreement or other agreement that affects the transferability of the shares, (e) Target's certificate of incorporation, (f) Target's bylaws and (g) any Target shareholder agreement or other agreement that affects the transferability of the shares; (iv) contain a minimum aggregate purchase price for the Koz stock of $535,000; and

(v) not cause, in the reasonable judgment of Acquiror or counsel to Acquiror, the Merger to fail to constitute a "reorganization" within the meaning of Code
Section 368.

                                   ARTICLE VI.

                            CONDITIONS TO THE MERGER

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                  (b) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act.

                  (c) Tax Opinion. Each of Target and Acquiror shall have received a written opinion from its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In preparing the Target and the Acquiror tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

                  (d) Fairness Hearing. The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement and the Certificate of Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Statute following a fairness hearing and shall have issued a Permit under Section 25121 of the California securities laws for the issuance of (i) the Acquiror Common Stock and Acquiror Series G Preferred Stock to be issued in the Merger, (ii) the options to purchase Acquiror Common Stock issuable to former holders of Target Stock Options, (iii) the Acquiror Common Stock issuable on exercise of the Target Stock Options to be assumed by Acquiror, (iv) the warrants to purchase Acquiror Capital Stock issuable to former holders of Target Warrants and (v) the Acquiror Capital Stock issuable on exercise of the Target Warrants to be assumed by Acquiror.

            6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least (i) seventy-five percent (75%) of the outstanding Target Preferred Stock, voting separately as class, and (ii) a majority of the outstanding shares of the Target Capital Stock outstanding as of the record date set for the Target Stockholders Meeting or solicitation of stockholder consents.

                  (b) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel substantially in the form attached as Exhibit D hereto.

                  (c) Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (d) Investors Rights Agreement. Acquiror and the holders of at least a majority of the Registrable Securities (as defined in Section 1.1(b) of Acquiror's Amended and Restated Investors Rights Agreement dated August 26,
1999) of Acquiror then outstanding shall have executed the Amended and Restated Investors Rights Agreement in the form attached hereto as
Exhibit I.

            6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least ninety-five percent (95%) of the shares of Target Capital Stock outstanding as of the record date set for the Target Stockholders Meeting or solicitation of stockholder consents.

                  (b) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on Schedule 6.3(c) hereto.

                  (c) Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (d) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form attached hereto as Exhibit E.

                  (e) FIRPTA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit F attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit G attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                  (f) Resignation of Directors. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

                  (g) Proprietary Information and Inventions Agreements. All of the employees of Target on September __, 1999 shall have entered into Proprietary Information and Inventions Agreements in a form reasonably acceptable to Acquiror.

                  (h) Compensation Agreement. Dain Rauscher Wessels, financial advisor to Target, shall have entered into a Compensation Agreement substantially in the form attached hereto as Exhibit B.

                  (i) Amendment of Target Certificate of Incorporation. Target shall have filed an amendment to its Certificate of Incorporation so that the Merger does not constitute a "liquidation" under Section 3 of the Target's Certificate of Incorporation.

                  (j) Escrow Agreement. The parties to the Escrow Agreement shall have entered into an Escrow Agreement in the form attached hereto as Exhibit C.

                  (k) Equity Financing. Target shall have closed an equity financing with gross proceeds of at least $1,240,000.

                  (l) Koz Distribution. The Koz Distribution, if any, shall have complied with each of the requirements set forth in Section 5.19 hereof.

                                  ARTICLE VII.

                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

            7.1 Termination.

                  (a) Termination. This Agreement may be terminated at any time prior to Closing:

                           (i) By mutual written consent duly authorized by the
Board of Directors of Acquiror and Target;

                           (ii) By the Acquiror if there is the failure of a
condition set forth in Section 6.3 hereof to be satisfied (and such condition is not waived in writing by the Acquiror) on or prior to November 10, 1999 or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.3 hereof; provided that the Acquiror may not terminate this Agreement prior to such date if (x) the Target has not had an adequate opportunity to cure such failure or (y) the Target has the right to terminate this Agreement under clause (iii) of this Section 7.1(a);

                           (iii) By Target if there is the failure of a
condition set forth in Section 6.2 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to November 10, 1999, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 hereof be satisfied on or prior to such date; provided that, Target may not terminate this Agreement prior to such date if (x) Acquiror has not had an adequate opportunity to cure such failure or (y) Acquiror has the right to terminate this Agreement under clause (ii) of this
Section 7.1(a); or

                           (iv) By Target if there is a failure of a condition
set forth in Section 6.1 hereof (unless the ability to meet such condition was within the control of Target) or by Acquiror if there is a failure of a condition set forth in Section 6.1 hereof (unless the ability to meet such condition was within the control of Acquiror).

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.5 (Confidentiality), Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

            7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target in excess of $250,000 for fees and expenses of legal counsel and accountants shall remain an obligation of Target's stockholders. If Acquiror or Target receives any invoices for amounts in excess of said amounts, it may, with Acquiror's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Target stockholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket (as defined below).

            7.4 Amendment. The boards of directors of Acquiror, Merger Sub and Target may cause this Agreement to be amended at any time only by the execution of an instrument in writing signed on behalf of each of such parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Capital Stock.

            7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII.

                           ESCROW AND INDEMNIFICATION

            8.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The obligations of Target with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date 12 months following the Closing Date (the "Target Termination Date"), at which time, subject to Section 8.5, the representations, warranties and covenants of Target set forth in this Agreement and any liability of the Former Target Stockholders with respect to those representations, warranties and covenants will terminate. The obligations of Acquiror with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the earlier of (i) the date 12 months following the Closing Date or (ii) the expiration or early termination of the lock-up restrictions applicable to the shares of Target Common Stock in connection with the Acquiror's IPO (the "Acquiror Termination Date"), at which time the representations, warranties and covenants of Acquiror set forth in this Agreement and any liability of the Acquiror Stockholders with respect to those representations, warranties and covenants will terminate.

            8.2 Indemnity. From and after the Closing Date, and subject to the provisions of this Article VIII, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Former Target Stockholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, other than any such damages resulting from injunctive relief granted as to an intellectual property claim), but including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred and paid by Acquiror or the Surviving Corporation as a result of any breach of any representation, warranty, agreement or covenant on the part of Target under this Agreement (collectively the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages actually incurred or sustained by Acquiror in the absence of claims by a third party.

            8.3 Escrow Fund. As security for the indemnity provided for in
Section 8.2 hereof, shares of Acquiror Capital Stock to be issued to Target Stockholders pursuant to Section 1.6 ("Acquisition Shares") equal to ten percent (10%) of the Total Target Consideration (excluding the Target Option Reserve) shall be deposited by Acquiror in an escrow account with a third party financial or banking institution mutually reasonably acceptable to Acquiror and Target as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement to be executed and delivered pursuant to Section 5.18. The Escrow Fund shall be allocated among the Former Target Stockholders receiving Acquiror Capital Stock on a pro-rata basis in accordance with the number of shares of Acquiror Capital Stock held by the Former Target Stockholders upon consummation of the Merger (excluding for purposes of this calculation any Dissenting Shares). Upon compliance with the terms hereof and subject to the provisions of this Article VIII, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 8.2 of this Agreement.

            8.4 Damage Threshold. Notwithstanding the foregoing, Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate (as defined in Section 8.6 below) identifying Damages the aggregate amount of which exceeds $250,000 (the "Escrow Basket") has been delivered to the Escrow Agent as provided in Section 8.6 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

            8.5 Escrow Period. The Escrow Period shall terminate at the expiration of twelve (12) months after the Effective Time; provided, however, that a portion of the Escrow Shares, which are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

            8.6 Claims upon Escrow Fund.

                  (a) Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by the chief financial or chief executive officer of Acquiror (an "Officer's Certificate") for a claim against the Escrow Fund:

                           (i) stating that Acquiror or the Surviving
Corporation has incurred, paid or properly accrued (in accordance with GAAP) or knows of facts giving rise to a reasonable probability that it will have to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount with respect to which Acquiror or the Surviving Corporation is entitled to payment from the Escrow Fund pursuant to this Agreement; and

                            (ii) specifying in reasonable detail the individual
items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with GAAP), or the basis for such anticipated liability, the specific nature of the breach to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 8.7 and 8.8 of this Agreement, deliver to Acquiror shares of Acquiror Capital Stock in an amount necessary to indemnify Acquiror for the Damages claimed. All shares of Acquiror Capital Stock subject to such claims shall remain in the Escrow Fund until Damages are actually incurred or paid or the Acquiror determines in its reasonably good faith judgment that no Damages will be required to be incurred or paid (in which event such shares shall be distributed to the Former Target Stockholders in accordance with Section 8.10 below).

                  (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Capital Stock in the Escrow Fund shall be valued at (i) prior to the closing of a bona fide registered public offering under the Securities Act (an "IPO"), the following prices per share: (1) the Acquiror Series G-1 Preferred Stock, G-2 Preferred Stock, G-3 Preferred Stock, G-4 Preferred Stock, G-5 Preferred Stock and G-6 Preferred Stock shall be valued at $8.25 per share; and (2) the Common Stock shall be valued at $7.50 per share; or (ii) after the IPO, the market value of the public stock, as measured by the average of the closing sales price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the five (5) trading days immediately preceding and ending on the day of the release of the Acquiror Capital Stock from the Escrow Fund.

            8.7 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 8.9 below) and for a period of thirty (30) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.6 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate (the "Objective Notice"), and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

            8.8 Resolution of Conflicts; Arbitration.

                  (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, the Stockholders' Agent and Acquiror shall attempt in good faith for sixty (60) days from the date of receipt of the Objection Notice to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                  (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damage is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                  (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any order or award of the arbitrator in accordance with the foregoing shall be final, binding and conclusive as to the parties to this
Article VIII. For purposes of this Section 8.8, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than two-thirds (2/3) of the amount in dispute; otherwise, the Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

            8.9 Stockholders' Agent.

                  (a) Andrew Busey shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. The Stockholder's Agent may resign upon ten (10) days notice to the parties to this Agreement and the Former Target Stockholders. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

                  (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d) The Stockholders' Agent shall be entitled to a distribution from the Escrow Fund equal to any such indemnity claim which has not been satisfied; provided, however, that no such distribution shall be made until all claims of Acquiror set forth in any Officer's Certificate delivered to the Escrow Agent on or prior to the Termination Date have been resolved.

            8.10 Distribution Upon Termination of Escrow Period. Within five (5) business days following the Termination Date, the Escrow Agent shall deliver to the Former Target Stockholders all of the shares in the Escrow Fund in excess of any amount of such shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date and any unsatisfied or disputed claims by the Stockholder's Agent under Section 8.9. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Former Target Stockholders all shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of shares to the Former Target Stockholders pursuant to this section shall be made in proportion to the allocation set forth in Section 8.3.

            8.11 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

            8.12 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders' Agent of such claim. Acquiror shall have the right to settle any such claim only with the written consent of the Stockholders' Agent, which consent shall not be unreasonably withheld; provided, however, that the Stockholders' Agent may, at his option, direct the settlement negotiations or (ii) disputes or disagreements with customers of Acquiror or Target. In the event that the Stockholders' Agent has consented to any such settlement, neither the Former Target Stockholders nor the Stockholders' Agent shall have any power or authority to object under
Section 8.7 or any other provision of this Agreement to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund the Stockholders' Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the Stockholder Agent who is reasonably acceptable to Acquiror; provided, however, that if Acquiror shall reasonably object to such control, then the Stockholders' Agent and Acquiror shall cooperate in the defense of such matter; provided further, that the Stockholders' Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to the intellectual property of Target, or customers of Target or Acquiror, Acquiror shall have the option to defend any such proceeding with counsel reasonably satisfactory to the Stockholders' Agent; provided, however, that Acquiror shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. The Stockholder Agent or Acquiror, whichever is not controlling the defense of any matter, shall be entitled to participate in such defense, at Acquiror's or the Former Target Stockholders' expense.

            8.13 Maximum Liability and Remedies. The Escrow Fund shall be the sole and exclusive remedy of Acquiror and the Surviving Corporation after the Closing with respect to any representation, warranty, covenant or agreement made by Target under this Agreement and any claim for indemnification with respect thereto; provided, however, that nothing herein limits any potential remedies and liabilities of Acquiror or the Surviving Corporation, arising under applicable state and federal laws with respect to any intentional or fraudulent misrepresentations, made in or pursuant to this Agreement. Nothing in this Agreement shall limit the liability of any Target stockholder in connection with any breach by such stockholder of the Stockholder Representation Agreement or the Voting and Proxy Agreement.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

            9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Acquiror or Merger Sub, to:

                        Quintus Corporation
                        47212 Mission Falls Court
                        Fremont, CA 94539
                        Attention:  Chief Financial Officer
                        Facsimile No.: (510) 624-2895
                        Telephone No.: (510) 624-2895

                        with a copy to (which shall not constitute notice):

                        Gunderson Dettmer Stough Villeneuve
                         Franklin & Hachigian, LLP
                        155 Constitution Drive
                        Menlo Park, CA 94025
                        Attention:  Scott C. Dettmer
                        Facsimile No.: (650) 321-2800
                        Telephone No.: (650) 321-2400

                  (b)   if to Target, to:

                        Acuity Corp.
                        11100 Metric Blvd., Building 7
                        Austin, TX 78758
                        Attention:  President
                        Facsimile No.: (512) 719.8225
                        Telephone No.: (512) 425.2200
                        with a copy to (which shall not constitute notice):

                        Gray Cary Ware & Freidendrich
                        100 Congress Avenue, Suite 1440
                        Austin, TX 78701-4042
                        Attention:  Paul E. Hurdlow
                        Facsimile No.: (512) 457-7070
                        Telephone No.: (512) 457-7000

                  (c)   if to the Stockholders' Agent, to:

                        Andrew Busey

                        ---------------------------------

                        ---------------------------------
                        Facsimile No.:
                                       -----
                        Telephone No.:
                                       -----

            9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers and directors of such party and its subsidiaries reasonably believed to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target Stockholders and optionholders described herein.

            9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

            9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and each Affiliate have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, and the Stockholders' Representative has executed this Agreement, all as of the date first written above.

                                       "TARGET"
                                       ACUITY CORP.

                                       By: /s/ MARK WHIPPLE SAUL
                                           -------------------------------------
                                           Mark Whipple Saul, Chairman,
                                           Chief Executive Officer and President


                                       "ACQUIROR"
                                       QUINTUS CORPORATION

                                       By: /s/ ALAN K. ANDERSON
                                           -------------------------------------
                                           Alan K. Anderson, Chief
                                           Executive Officer


                                       "MERGER SUB"
                                       RIBEYE ACQUISITION CORP.

                                       By: /s/ ALAN K. ANDERSON
                                           -------------------------------------
                                           Alan K. Anderson,
                                           Chief Executive Officer


                                       "STOCKHOLDERS' REPRESENTATIVE"

                                           /s/ ANDREW BUSEY
                                        --------------------------------------
                                           Andrew Busey


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                       INVESTORS:

                                       ONSET ENTERPRISE ASSOCIATES II, L.P.
                                       By: OEA II Management, L.P.
                                           its General Partner


                                       By: /s/ THOMAS E. WINTER
                                           -------------------------------------
                                           Thomas E. Winter,
                                           its General Partner


                                       GENERAL ELECTRIC CAPITAL CORPORATION

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


                                       GE CAPITAL EQUITY INVESTMENTS, INC.

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


                                       VECTOR CAPITAL, L.P.

                                       By:   Vector Capital Partners, L.L.C.,
                                             a General Partner


                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                       SONY MUSIC ENTERTAINMENT INC.

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


                                       CURLY H VENTURES, LTD.

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


                                       KECALP, INC.

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


                                       TEA CUSTODIANS (WESTONE) LIMITED

                                       By: /s/
                                           -------------------------------------
                                           (Signature)

                                       Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                       /s/ ANDREW BUSEY
                                       -----------------------------------------
                                       Andrew Busey


                                       /s/ MARK WHIPPLE SAUL
                                       -----------------------------------------
                                       Mark Whipple Saul


                                       /s/ JOHN HIME
                                       -----------------------------------------
                                       John Hime


                                       /s/ ANDREW BUSEY
                                       -----------------------------------------
                                       Andrew Busey


                                       /s/ STEVE SMITH
                                       -----------------------------------------
                                       Steve Smith


                                       /s/ ALEX SLUSKY
                                       -----------------------------------------
                                       Alex Slusky


                                       /s/ REG MCHONE
                                       -----------------------------------------
                                       Reg McHone


                                       /s/ DAN FOWKES
                                       -----------------------------------------
                                       Dan Fowkes


                                       /s/ DEAN CRUSE
                                       -----------------------------------------
                                       Dean Cruse


                                       /s/ MICHAEL OSWALD
                                       -----------------------------------------
                                       Michael Oswald


                                       /s/ KURT SOMERHOLTER
                                       -----------------------------------------
                                       Kurt Somerholter


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]